Exhibit 10.3

August 9, 2021

High Trail Investments ON LLC

221 River Street, 9th Floor

Hoboken, NJ 07030

Attention: Eric Helenek

Re:	Agreement re Failure to Comply with EBITDA Covenant

Ladies and Gentlemen:

Reference is made to that certain Senior Secured Note due 2024 (Certificate No. A-4) issued on April 8, 2021 by Aterian, Inc. (formerly known as Mohawk Group Holdings, Inc.) (the “Company”) to High Trail Investments ON LLC (“High Trail ON”) (the “Note”). Capitalized terms used but not defined herein shall have the meaning given to them by the Note.

The Company hereby acknowledges and agrees that the Company and its consolidated Subsidiaries did not have Adjusted EBITDA at least equal to the Target Adjusted EBITDA for the twelve (12)-month period ended June 30, 2021 as required by Section 9(K) of the Note and that the Company and its consolidated Subsidiaries had Adjusted EBITDA for the quarters ended on June 30, 2021, March 31, 2021 and December 31, 2020, as set forth on Exhibit A. The Company further acknowledges and agrees that the failure to comply with Section 9(K) of the Note for the twelve (12)-month period ended June 30, 2021 constitutes an Event of Default under the terms of the Note and that High Trail ON has declared an Event of Default under the Note (the “Current Event of Default”) and declared $3,082,049.18 of the Principal Amount thereof to be due and payable immediately for cash in an amount equal to the Event of Default Acceleration Amount of $3,590,929.75 (the “Current Event of Default Acceleration Amount”).

For valuable consideration, the sufficiency of which is hereby acknowledged, the Company hereby agrees as follows:

1.

The Company shall pay the Current Event of Default Acceleration Amount in cash on August 9, 2021; provided, however, that if the Company does not pay the entire Current Event of Default Acceleration Amount in cash on August 9, 2021, this letter agreement shall be deemed to be an Event of Default Stock Payment Notice whereby High Trail ON elects to receive all unpaid portion of the Current Event of Default Acceleration Amount in shares of Common Stock, and in accordance with Section 5(C) of the Notes (except as set forth herein), the Company shall issue and deliver to High Trail ON such number of shares of Common Stock equal to the quotient (rounded up to the nearest whole number) obtained by dividing the unpaid Current Event of Default Acceleration Amount by the Event of Default Stock Payment Price, with the date of delivery of the Event of Default Stock Payment Notice being August 9, 2021, and the Event of Default Stock Payment Delivery Date being on or before August 11, 2021.

2.	On August 9, 2021, the Company shall publicly announce its earnings for the period ended June 30, 2021, by no later than 8:00 a.m., New York City time.

3.

The Company shall execute and deliver to High Trail ON on the date of this letter agreement, the Omnibus Amendment to Senior Secured Notes Due 2024 and Warrants to Purchase Common Stock attached hereto as Exhibit B (the “Omnibus Amendment”).

4.

Effective upon compliance with all obligations in this letter agreement, including without limitation, the receipt of the entire Current Event of Default Acceleration Amount in cash payments and/or the issuance of shares of Common Stock pursuant to Section 1 hereof, and all obligations under the Omnibus Amendment, High Trail ON waives (i) the Current Event of Default under the terms of the Note with respect to the remainder of the outstanding Principal Amount under the Note and (ii) all Default Interest that would otherwise be applicable to the Current Event of Default.

5.

The Company shall, within two Business Days of the date of this letter agreement, pay all reasonable and documented out-of-pocket expenses and costs of High Trail ON (including, without limitation, the reasonable and documented attorney fees and expenses of counsel for High Trail ON) in connection with the preparation, negotiation, execution and approval of this letter agreement and Exhibit B hereto.

The agreement set forth in this letter agreement is limited to the extent specifically set forth above and shall in no way serve to amend or waive compliance with any terms, covenants or provisions of the Note, other than as expressly set forth above and the Note shall otherwise continue in effect in accordance with their terms.

Any breach of the terms and conditions of this letter agreement will constitute an Event of Default under each of the Note.

[Remainder of Page Left Blank; Signature Page Follows]

This letter agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one and the same instrument.

Very truly yours,

ATERIAN, INC.

By:	/s/ Arturo Rodriguez
Name:	Arturo Rodriguez
Title:	Chief Financial Officer

AGREED AND ACCEPTED:

HIGH TRAIL INVESTMENTS ON LLC

By:	/s/ Eric Helenek
Name:	Eric Helenek
Title:	Authorized Signatory

Exhibit A

Quarter Ended Date	Adjusted EBITDA (in 000’s)
December 31, 2020(1)	+$	4,621
March 31, 2021	-$	1,260
June 30, 2021	-$	3,739

(1)

Comprised of Aterian, Inc.’s fourth quarter 2020 Adjusted EBITDA of $453,000 plus the Smash pro forma operating income (i.e., Adjusted EBITDA) of $4,168,000 as reported on the earnings release issued on March 8, 2021.

Exhibit B

Form of Omnibus Amendment to Senior Secured Notes Due 2024 and Warrants to Purchase Common Stock

(see attached)